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                   Morgan Stanley & Co. Incorporated


                                               CONFORMED COPY

Exhibit 10.3
                                       March 3, 1998



Morgan Stanley Aircraft Finance
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890
Attention: Emmett R. Harman

Dear Sirs:

     In connection with Morgan Stanley Aircraft Finance's ("MSAF") aircraft securitization program, we hereby undertake to provide advice to MSAF with respect to developing its interest rate risk management policies and developing financial models, cash flow projections and forecasts to analyze the financial impact of aircraft lease, sale and capital investment decisions. Upon receiving approval from MSAF, we will undertake to implement such proposed policies, models, forecasts and projections to the extent required by MSAF.

     In consideration of the performance of the above services, MSAF shall pay to Morgan Stanley & Co. Incorporated ("Morgan Stanley") an annual fee equal to $50,000, payable monthly in arrears in equal installments.

     Morgan Stanley shall not be liable for any losses to or payable by MSAF at any time from any cause whatsoever or any losses directly or indirectly arising out of or in connection with or related to performance by Morgan Stanley under this letter agreement unless such losses are the result of Morgan Stanley's own gross negligence, willful misconduct, deceit or fraud or that of any of its directors, officers, agents or employees.

     MSAF does hereby assure liability for and agree to indemnify, reimburse and hold harmless Morgan Stanley, its directors, officers, employees and agents and each of them from any and all losses that may be imposed on, incurred by or asserted against any of them arising out of, in connection with or related to Morgan Stanley's performance under this letter agreement, except as a result of



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the gross negligence, willful misconduct, deceit or fraud of Morgan Stanley or any of its directors, officers, agents, or employees.

     Morgan Stanley hereby covenants with MSAF that it will not take any steps for the purpose of procuring the appointment of any administrative receiver or the making of an administrative order or instituting any bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any like proceedings under the laws of any jurisdiction in respect of MSAF or any of its subsidiaries or in respect of any of their respective liabilities, including, without limitation, as a result of any claim or interest of Morgan Stanley or any of its affiliates.

     Unless terminated earlier by either party on 30 days' written notice, this letter agreement shall be valid and remain in full force and effect until the payment in full of all amounts outstanding to be paid on the notes issued by MSAF under its aircraft securitization program.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                             Sincerely yours,


                                             MORGAN STANLEY & CO. INCORPORATED


                                             By:   /s/ Alexander C. Frank
                                                   ----------------------------
                                                   Name:  Alexander C. Frank
                                                   Title: Managing Director and
                                                          Assistant Treasurer



Agreed to by:

MORGAN STANLEY AIRCRAFT FINANCE

By:  /s/ Karl Essig
     ------------------------
     Name:  Karl Essig
     Title: Signatory Trustee


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